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                                                                      Exhibit 11


         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

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
                                                                           Fiscal Year
                                                                           -----------
                                                                1996          1995           1994
                                                            ------------------------------------------
Net income per share was calculated as follows:

  Income (loss) from continuing operations before
     discontinued operations                                $(1,076,883)   $ (130,859)    $    86,807

  Income (loss) from discontinued operations                               $  241,256     $(2,896,694)

  Net income (loss)                                         $(1,076,883)   $  110,397     $(2,809,887)

  Accrued dividends on preferred stock                      $   (17,490)

  Net income (loss) attributable to common
     stockholders                                           $(1,094,373)   $  110,397     $(2,809,887)

Primary:

  Weighted average common shares outstanding                  3,068,278     1,804,827       1,334,034

  Incremental shares under stock options and
     warrants computed under the treasury stock
     method using the average market price of the
     issuer's common stock during the periods                   280,758         2,713         134,713

  Incremental shares under convertible preferred stock          220,556

  Weighted average common and common
     equivalent shares outstanding                            3,068,278     1,807,540       1,468,747

  Income (loss) per common share from continuing
     operations                                             $      (.36)   $     (.07)    $       .06

  Income (loss) per common share from discontinued
     operations                                                            $      .13     $     (1.97)

  Net income (loss) per common share                        $      (.36)   $      .06     $     (1.91)

Fully diluted:

  Weighted average common shares outstanding                  3,068,278     1,804,827       1,334,034

  Incremental shares under stock options and
     warrants computed under the treasury stock
     method using the market price of the issuer's
     common stock at the end of the periods if higher
     than the average market price                              420,652        13,565         134,713

  Incremental shares under convertible preferred stock          220,556

  Weighted average common and common
     equivalent shares outstanding                            3,068,278     1,818,392       1,468,747

  Income (loss) per common share from continuing
     operations                                             $      (.36)   $     (.07)    $       .06

  Income (loss) per common share from discontinued
     operations                                                            $      .13     $     (1.97)

  Net income (loss) per common share                        $      (.36)   $      .06     $     (1.91)
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